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                                                               Exhibit 99.(d)(4)

                                AMAZON.COM, INC.

                          FRANCE STOCK OPTION SUBPLAN
                          ---------------------------
              UNDER THE AMAZON.COM, INC. 1997 STOCK INCENTIVE PLAN
              ----------------------------------------------------

                                  June 2, 2000


     In order to provide for the grant to employees of the Company or its subsidiaries located in France of options ("Options") to purchase the Common Stock, par value $.01 per share (the "Common Stock"), of Amazon.com, Inc. (the "Company") that qualify for advantageous tax treatment, the Compensation Committee of the Board of Directors of the Company, as the Plan Administrator of the Company's 1997 Stock Incentive Plan (the "Plan"), hereby establishes the terms and provisions of the France Stock Option Subplan (the "France Subplan" or "this Subplan") under the Plan.

1. General. As used herein, the term "Plan" refers to the Amazon. com, Inc. 1997 Stock Incentive Plan, as now or hereafter amended, and capitalized words and expressions defined in the Plan shall have the same meaning when used in this France Subplan. Except as otherwise specifically provided herein, or in any instrument evidencing or modifying any Option granted pursuant to the France Subplan, Options granted pursuant to the France Subplan shall be subject to all of the applicable terms and conditions of the Plan.


2. Authority to Grant. Grants of Approved Options under this Subplan shall be made only in accordance with the terms and conditions set forth herein and may be made by the Plan Administrator of the Plan or by those committees of the Board of Directors of the Company or other individuals to whom authority to grant options under the Plan has been delegated (the "Granting Body").

3. Type of Options; Eligible Optionees. Options granted pursuant to this France Subplan shall be Nonqualified Stock Options (the "Approved Options"). Notwithstanding the provisions of Section 5 of the Plan, Approved Options may be granted only to employees, the Chairman of the Board (President Directeur General), the Managing Directors (Directeurs Generaux) and Managers (Gerants) (hereinafter referred to as the "Eligible Employees") as defined in Article 208-8-1 of the French Company Law dated 24 July 1966, as the same may from time to time be amended (the "FCL"), of a French company satisfying the conditions mentioned in Article 208-4 of the FCL with respect to its affiliation with the Company.

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4.   10% Stockholders.  Notwithstanding any other provision of the Plan, no
     Approved Option may be granted to any Eligible Employee who, at the time of such grant, owns more than 10% of the issued and outstanding stock of any class of the Company.

5. Authority to Grant; Time of Grant. Notwithstanding any other provision of the Plan, no Approved Option may be granted to any Eligible Employee on a date that is less than 20 trading days on the Nasdaq National Market (or such other principal U.S. exchange on which the Company's common stock is then traded) following the date of payment of a cash or stock dividend on, or an increase of, or an offer resulting in the increase of, issued capital, except as may otherwise be permitted by Article 208-1 of the FCL or any other applicable provision thereof.

6. Exercise Price. Notwithstanding Sections 2.10 and 7.2 of the Plan, the price at which any Approved Option may be exercised for the acquisition of a share of Common Stock (a "Share") pursuant to any Approved Option granted to an Eligible Employee may not be less than 80% of the average of the high and low per Share sales prices for each of the 20 trading days (as that term is described in item 5 above) immediately preceding the Grant Date.

7. Shares Subject to Approved Options. Notwithstanding Section 4.1 of the Plan, no Approved Option may be exercisable for the purchase of Shares reacquired by the Company. Shares subject to Approved Options granted under the France Subplan may be drawn only from previously unissued Shares.

8.   Adjustment of Approved Options.  In addition to any adjustments required by
     Section 11.1 of the Plan, the number of shares subject to the Approved Option and/or the exercise price payable per Share on the exercise of each outstanding Approved Option shall be adjusted to the extent necessary to comply with Article 208-5 of the FCL, and in accordance therewith.

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9.   Registration of Shares in the Employee's Name.  Notwithstanding Sections
     2.15 and 10 of the Plan, any Shares issued upon the exercise of an Approved Option shall be registered only in the name of the Eligible Employee or held only in a securities account opened and maintained in the name of the Eligible Employee.

10. Exercisability. An Approved Option may be granted in accordance with the terms of either paragraph (a) or paragraph (b) below, at the discretion of the Granting Body. Each Approved Option shall have a term of not more than ten (10) years, unless a shorter term is prescribed by the Granting Body at the time the Approved Option is granted.

          (a) Notwithstanding Sections 7.4 and 7.6 of the Plan, an Approved Option shall, if this paragraph applies, be exercisable no earlier than the earliest to occur of:

          (i) expiration of the fifth year from the Grant Date (or the expiration of such shorter or longer period specified from time to time in applicable French legislation after which the sale of the Shares will not give rise to social security costs);

          (ii) Upon notification from the Eligible Employee's employer that he or she is to retire, provided that (a) the Eligible Employee will be at

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                least 60 years of age on the date of retirement and will have qualified for a full pension, (b) the Eligible Employee's employer is legally entitled in all other respects to request such retirement, and (c) the Approved Option, to the extent exercisable in accordance with the provisions below, is exercised not later than three months prior to the date of the retirement;

          (iii) disability in accordance with Paragraphs 2 and 3 of Article L341-4 of the French Social Security Code; or

          (iv)  death of the Eligible Employee;

     provided, however, that in the event the Approved Option becomes exercisable prior to the expiration of the fifth year from the Grant Date as set forth in subparagraphs 10(a)(i) through (iv) above, the Approved Option may be exercised only to the extent the employment milestones set forth in the instrument evidencing the Approved Option have been met as of the date of termination of employment, and the remainder of the Approved Option shall lapse on the date of such termination. The Granting Body shall establish and set forth in each instrument that evidences an Approved Option the employment milestones that shall apply in this event, which provisions may be waived or modified by the Plan Administrator at any time. If not otherwise established in the instrument evidencing the Approved Option, the employment milestones shall be as set forth on Schedule 1 hereto.

          (b) Approved Options granted pursuant to this subparagraph (b) shall vest and become exercisable in accordance with a schedule established by the Granting Body and set forth in the instrument evidencing the Approved Option, which schedule may be waived or modified by the Plan Administrator at any time. If not otherwise established in the instrument evidencing the Approved Option, the Option will vest and become exercisable according to the schedule set forth on Schedule 1 hereto. As a condition to the exercise of all or any portion of an Approved Option granted pursuant to this paragraph 10(b), the Granting Body may require the Eligible Employee to execute an agreement which provides that the Eligible Employee shall not sell any Shares acquired under an Approved Option before the fifth anniversary of the Grant Date of the Approved Option under which the Shares are acquired (or the expiration of such shorter or longer period

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     specified from time to time in applicable French legislation after which the sale of the Shares will not give rise to social security costs), provided, however, that Shares acquired under any such Approved Option may be sold earlier for any one of the following reasons:

          (i) retirement of the Eligible Employee following notification from his or her employer that he or she is to retire, provided that
                (a) the Eligible Employee will be at least 60 years of age on the date of retirement and will have qualified for a full pension, (b) the Eligible Employee's employer is legally entitled in all other respects to request such retirement, and
                (c) the Approved Option, to the extent exercisable, is exercised not later than three months prior to the date of the retirement;

          (ii) disability in accordance with Paragraphs 2 and 3 of Article L341-4 of the Social Security Code; or

          (iii) death of the Eligible Employee.

11. Exercisability After Death. Notwithstanding Section 7.6 of the Plan, on the death of an Eligible Employee the Approved Option, to the extent exercisable on the date of death, may not be exercised later than six (6) months after the date of death, and in no event later than the remaining term of the Approved Option. (Article 208-7 of the FCL).

12. Filing Requirements. The Eligible Employee and its employer shall comply with the filing requirements provided for by French tax law.

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13.  Transferability.  Notwithstanding Sections 2.15 and 10 of the Plan,
     Approved Options are not transferable, except that in the event of the death of an Eligible Employee who holds an Approved Option, the Approved Option, to the extent exercisable on the date of death, may be exercised in accordance with item 11 of this Subplan by the person or persons to whom the Eligible Employee's rights in the Approved Option have passed under the applicable laws of descent and distribution.

14. Corporate Transaction. Notwithstanding any provision of this France Subplan to the contrary, in the event of a Corporate Transaction (as defined in the Plan), Section 11.2.1 of the Plan will apply to Approved Options granted pursuant to this Subplan.

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                                                                      SCHEDULE 1

 Period of Continuous Employment or Service
   with the Company or its Subsidiaries
 From the Grant Date to Date of Cessation of        Percent of Total Option That
              Employment                                  Is Exercisable
--------------------------------------------------------------------------------
            After 1 year                                       20%

            After 2 years                                      40%

Each three-month period completed thereafter             An additional 5%

            After 5 years                                     100%